Exhibit 99.1

FOR IMMEDIATE RELEASE
DICK'S Sporting Goods Reports First Quarter Results

•Company ended the first quarter of 2020 in a strong liquidity position with cash and cash equivalents of approximately $1.5 billion
•Consolidated same store sales for the first quarter of 2020 decreased 29.5%, driven by temporary store closures that started on March 18, 2020 to help prevent the spread of COVID-19
•eCommerce sales increased 110% during the first quarter of 2020, including new Curbside Contactless Pickup service, as compared to the first quarter of 2019
•Through the first four weeks of the second quarter of 2020, with 44% of its stores remaining closed on average, the Company's consolidated same store sales decreased only 4.0%
•As of May 30, 2020, the Company has re-opened approximately 80% of its stores

PITTSBURGH, June 2, 2020 - DICK'S Sporting Goods, Inc. (NYSE: DKS), the largest U.S. based full-line omni-channel sporting goods retailer, today reported sales and earnings results for the first quarter ended May 2, 2020.

First Quarter Results

The Company reported a consolidated net loss for the first quarter ended May 2, 2020 of $143.4 million, or $1.71 per diluted share. As a result of actions taken to support its teammates as well as impacts from its temporary store closures, the Company incurred approximately $62 million of pre-tax expenses, or $0.50 per diluted share, during the current quarter, including $34 million of teammate compensation and safety costs and $28 million of inventory write-downs. The Company reported consolidated net income for the first quarter ended May 4, 2019 of $57.5 million, or $0.61 per diluted share.

On a non-GAAP basis, the Company reported consolidated net income for the first quarter ended May 4, 2019 of $58.4 million, or $0.62 per diluted share. First quarter 2019 non-GAAP results exclude a non-cash asset impairment and the settlement of a litigation contingency. The GAAP to non-GAAP reconciliations are included in a table later in the release under the heading "GAAP to Non-GAAP Reconciliations."

Net sales for the first quarter of 2020 decreased 30.6% to approximately $1.33 billion. Consolidated same store sales decreased 29.5%, driven by temporary store closures that started on March 18, 2020 to help prevent the spread of COVID-19. First quarter 2019 consolidated same store sales were flat.

“Although the business environment of 2020 remains uncertain, DICK’S Sporting Goods is in a position of strength. We believe coming out of the current crisis, health and fitness will become even more important to the consumer. As the leader in the sporting goods retail sector, our relationships with key brands have never been stronger and we are in a great place to support this demand,” said Edward W. Stack, Chairman and Chief Executive Officer. “Our experienced management team has a history of successfully navigating difficult market cycles and remains fully committed to managing our business with a long-term view. Perhaps most importantly, our balance sheet is strong, and due to the actions taken when the pandemic first hit, we have enhanced liquidity to emerge from this crisis in an even stronger competitive position. Now, with confidence in our liquidity position and our stores re-opening, we can turn our attention to gaining market share for the remainder of 2020 and positioning our business for profitable growth in 2021.”

Lauren R. Hobart, President, added, “Through March 10th our consolidated same store sales increased 7.9%, a clear indication that our strategies were working. Throughout the store closures we continued to serve our athletes online, and our eCommerce sales, including Curbside Contactless Pickup, were tremendous, increasing 210% since we temporarily closed our stores through the end of the first quarter."

Ms. Hobart continued, "As we re-open our stores, the health and safety of our teammates and athletes is our highest priority, and we are following the guidelines from the Centers for Disease Control and Prevention as well as federal, state and local authorities. We are pleased with how our athletes have responded to these measures. Through the first four weeks of the second quarter our consolidated same store sales have decreased only 4.0%, representing a progressive recovery as we re-open our stores and maintain strong sales momentum in our eCommerce business, which has increased over 250%."

eCommerce Sales

eCommerce sales for the first quarter of 2020 increased 110%, including Curbside Contactless Pickup. eCommerce penetration for the first quarter of 2020 was approximately 39% of total net sales, compared to approximately 13% during the first quarter of 2019. Following the Company's temporary store closures through the end of the first quarter of 2020, eCommerce sales increased 210%.

Balance Sheet

In response to the COVID-19 pandemic, the Company proactively addressed its liquidity needs during the first quarter of 2020 through two transactions. In March, the Company amended its revolving credit facility to add $255 million of borrowing capacity, bringing total capacity to $1.855 billion. In April, the Company issued $575 million aggregate principal amount of its 3.25% Convertible Senior Notes, which added over $500 million of net proceeds to our cash position.

The Company ended the first quarter of 2020 with $1.5 billion in cash and cash equivalents and $1.4 billion in outstanding borrowings under its revolving credit facility.

Total inventory decreased 2.1% at the end of the first quarter of 2020 as compared to the end of the first quarter of 2019.

Capital Allocation

As previously announced during the quarter, in response to the COVID-19 pandemic, the Company has temporarily suspended its share repurchase programs and quarterly dividend program. As its business continues to stabilize, the Company may resume opportunistic share repurchases under its existing authorizations of $1,031 million.

The Company paid previously declared quarterly dividends of $0.3125 per share on March 27, 2020 to shareholders of record as of the end of business on March 20, 2020.

Full Year 2020 Outlook

As previously announced on March 19, 2020, the Company withdrew its fiscal 2020 outlook. The Company is not providing an updated outlook at this time.

Conference Call Info

The Company will host a conference call today at 10:00 a.m. Eastern Time to discuss the first quarter results. Investors will have the opportunity to listen to the earnings conference call over the internet through the Company's website located at investors.DICKS.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live webcast, it will be archived on the Company's website for approximately twelve months.

Non-GAAP Financial Measures

In addition to reporting the Company's financial results in accordance with generally accepted accounting principles ("GAAP"), the Company reports certain financial results that differ from what is reported under GAAP. These non-GAAP financial measures include consolidated non-GAAP net income, non-GAAP earnings per diluted share, and net capital expenditures, which management believes provides investors with useful supplemental information to evaluate the Company’s ongoing operations and to compare with past and future periods. Management also uses certain non-GAAP measures internally for forecasting, budgeting, and measuring its operating performance. These measures should be viewed as supplementing, and not as an alternative or substitute for, the Company's financial results prepared in accordance with GAAP. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies. A reconciliation of the Company's non-GAAP measures to the most directly comparable GAAP financial measures are provided below and on the Company's website at investors.DICKS.com.

Fiscal 2020 Consolidated Same Store Sales

Consolidated same store sales include stores that were temporarily closed as a result of COVID-19. The method of calculating consolidated same store sales varies across the retail industry, including the treatment of temporary store closures as a result of COVID-19. Accordingly, our method of calculating this metric may not be the same as other retailers’ methods. For additional information on consolidated same store sales, please see our most recent Annual Report on Form 10-K, and any subsequent Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission.

Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties and change based on various important factors, many of which may be beyond the Company's control. The Company's future performance and actual results may differ materially from those expressed or implied in such forward-looking statements. Forward-looking statements should not be relied upon by investors as a prediction of actual results. Forward-looking statements include statements regarding, among other things, the Company's future performance, liquidity, and share repurchases and dividends.

Factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statements include, but are not limited to: The impact on our business, operations and financial results due to the duration and scope of the COVID-19 pandemic, including whether there is a second wave or periods of increases in the number of COVID-19 cases in areas in which we operate, and the restrictions imposed by federal, state, and local governments in response to the pandemic; changes in consumer discretionary spending, including those caused by COVID-19; store closures and other impacts to our business resulting from civil disturbances; investments in omni-channel growth not producing the anticipated benefits within the expected time-frame or at all; risks relating to private brands and new retail concepts; investments in business transformation initiatives not producing the anticipated benefits within the expected time-frame or at all; the amount devoted to strategic investments and the timing and success of those investments; the results of the strategic review of the hunt business, including Field & Stream; inventory turn; changes in the competitive market and competition amongst retailers, including an increase in promotional activity; changes in consumer demand or shopping patterns and the ability to identify new trends and have the right trending products in stores and online, including changes caused by COVID-19; changes in existing tax, labor, foreign trade and other laws and regulations, including those imposing new taxes, surcharges, or tariffs; limitations on the availability of attractive retail store sites; unauthorized disclosure of sensitive or confidential customer information; website downtime, disruptions or other problems with the eCommerce platform, including interruptions, delays or downtime caused by high volumes of users or transactions, deficiencies in design or implementation, or platform enhancements; disruptions or other problems with information systems; factors affecting vendors, including supply chain and currency risks; talent needs and the loss of Edward W. Stack, Chairman and Chief Executive Officer; developments with sports leagues, professional athletes or sports superstars, including disruptions and cancellations due to COVID-19; weather-related disruptions and seasonality of the Company's business; and risks associated with being a controlled company.

For additional information on these and other factors that could affect the Company's actual results, see the risk factors set forth in the Company's filings with the Securities and Exchange Commission ("SEC"), including the most recent Annual Report filed with the SEC on March 20, 2020. The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation. Forward-looking statements included in this release are made as of the date of this release.

About DICK'S Sporting Goods, Inc.

Founded in 1948, DICK'S Sporting Goods, Inc. is a leading omni-channel sporting goods retailer offering an extensive assortment of authentic, high-quality sports equipment, apparel, footwear and accessories. As of May 2, 2020, the Company operated 726 DICK'S Sporting Goods locations across the United States, serving and inspiring athletes and outdoor enthusiasts to achieve their personal best through a blend of dedicated teammates, in-store services and unique specialty shop-in-shops dedicated to Team Sports, Athletic Apparel, Golf, Lodge/Outdoor, Fitness and Footwear.

Headquartered in Pittsburgh, PA, DICK’S also owns and operates Golf Galaxy and Field & Stream specialty stores, as well as GameChanger, a youth sports mobile app for scheduling, communications and live scorekeeping. DICK'S offers its products through a content-rich eCommerce platform that is integrated with its store network and provides customers with the convenience and expertise of a 24-hour storefront. For more information, visit the Investor Relations page at dicks.com.

Contacts:
Investor Relations:
Nate Gilch, Senior Director of Investor Relations
DICK'S Sporting Goods, Inc.
investors@dcsg.com
(724) 273-3400
Media Relations:
(724) 273-5552 or press@dcsg.com
Category: Financial
###

DICK'S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
(In thousands, except per share data)

	13 Weeks Ended
	May 2, 2020	% of Sales(2)	May 4, 2019	% of Sales(2)

Net sales	$1,333,228	100.00%	$1,920,677	100.00%
Cost of goods sold, including occupancy and distribution costs (1)	1,113,900	83.55	1,356,868	70.65

GROSS PROFIT	219,328	16.45	563,809	29.35

Selling, general and administrative expenses	403,221	30.24	487,158	25.36
Pre-opening expenses	2,280	0.17	578	0.03

(LOSS) INCOME FROM OPERATIONS	(186,173)	(13.96)	76,073	3.96

Interest expense	8,045	0.60	3,081	0.16
Other expense (income)	13,522	1.01	(6,738)	(0.35)

(LOSS) INCOME BEFORE INCOME TAXES	(207,740)	(15.58)	79,730	4.15

(Benefit from) provision for income taxes	(64,318)	(4.82)	22,205	1.16

NET (LOSS) INCOME	$(143,422)	(10.76%)	$57,525	3.00%

(LOSS) EARNINGS PER COMMON SHARE:
Basic	$(1.71)		$0.62
Diluted	$(1.71)		$0.61

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	83,734		92,887
Diluted	83,734		94,388

(1) Cost of goods sold includes: the cost of merchandise (inclusive of vendor allowances, inventory shrinkage and inventory write-downs for the lower of cost and net realizable value); freight; distribution; shipping; and store occupancy costs. The Company defines merchandise margin as net sales less the cost of merchandise sold.

(2) Column does not add due to rounding

DICK'S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(Dollars in thousands)

	May 2, 2020	May 4, 2019	February 1, 2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,484,004	$92,423	$69,334
Accounts receivable, net	100,895	52,382	53,173
Income taxes receivable	56,291	4,435	5,762
Inventories, net	2,096,964	2,142,022	2,202,275
Prepaid expenses and other current assets	102,249	148,442	79,472
Total current assets	3,840,403	2,439,704	2,410,016

Property and equipment, net	1,369,873	1,478,910	1,415,728
Operating lease assets	2,260,189	2,484,660	2,313,846
Intangible assets, net	93,676	128,563	94,768
Goodwill	245,857	250,476	245,857
Deferred income taxes	14,263	12,858	14,412
Other	128,289	116,823	133,933
TOTAL ASSETS	$7,952,550	$6,911,994	$6,628,560

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$844,991	$932,055	$1,001,589
Accrued expenses	317,026	320,603	415,501
Operating lease liabilities	505,678	367,768	422,970
Income taxes payable	2,062	38,772	10,455
Deferred revenue and other liabilities	217,223	196,190	225,959
Total current liabilities	1,886,980	1,855,388	2,076,474
LONG-TERM LIABILITIES:
Revolving credit borrowings	1,429,000	369,500	224,100
Convertible senior notes	398,121	—	—
Long-term operating lease liabilities	2,428,133	2,683,561	2,453,346
Deferred income taxes	4,362	8,073	9,187
Other long-term liabilities	133,929	169,437	133,855
Total long-term liabilities	4,393,545	3,230,571	2,820,488
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock	598	668	593
Class B common stock	243	245	243
Additional paid-in capital	1,364,568	1,220,543	1,253,867
Retained earnings	2,475,065	2,478,129	2,645,281
Accumulated other comprehensive loss	(183)	(139)	(120)
Treasury stock, at cost	(2,168,266)	(1,873,411)	(2,168,266)
Total stockholders' equity	1,672,025	1,826,035	1,731,598
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$7,952,550	$6,911,994	$6,628,560

DICK'S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED
(Dollars in thousands)

	13 Weeks Ended
	May 2, 2020	May 4, 2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(143,422)	$57,525
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation, amortization, and other	86,081	82,604
Amortization of discount on convertible notes	1,094	—
Non-cash lease costs	69,560	(16,580)
Deferred income taxes	(4,676)	(720)
Stock-based compensation	9,235	11,907
Changes in assets and liabilities:
Accounts receivable	(14,745)	(15,433)
Inventories	105,311	(317,326)
Prepaid expenses and other assets	(13,190)	(7,983)
Accounts payable	(167,707)	22,531
Accrued expenses	(90,047)	(43,100)
Income taxes payable / receivable	(58,922)	20,330
Deferred construction allowances	8,638	16,387
Deferred revenue and other liabilities	(2,063)	(32,294)
Net cash used in operating activities	(214,853)	(222,152)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(59,591)	(46,882)
Net cash used in investing activities	(59,591)	(46,882)
CASH FLOWS FROM FINANCING ACTIVITIES:
Revolving credit borrowings	1,291,700	635,300
Revolving credit repayments	(86,800)	(265,800)
Proceeds from issuance of convertible notes	575,000	—
Payments for purchase of bond hedges	(161,057)	—
Proceeds from issuance of warrants	105,225	—
Transaction costs paid in connection with convertible notes issuance	(14,341)	—
Payments on other long-term debt and finance lease obligations	(199)	(1,330)
Proceeds from exercise of stock options	—	213
Minimum tax withholding requirements	(3,390)	(5,859)
Cash paid for treasury stock	—	(107,305)
Cash dividend paid to stockholders	(28,070)	(27,012)
Increase in bank overdraft	11,109	19,616
Net cash provided by financing activities	1,689,177	247,823
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(63)	(19)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,414,670	(21,230)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	69,334	113,653
CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,484,004	$92,423

Store Count and Square Footage

The stores that opened during the first quarter of 2020 are as follows:

Store	Market	Concept
Tyler, TX	Longview	DICK'S Sporting Goods
Birmingham, AL	Birmingham	Golf Galaxy
Warwick, RI	Providence	Golf Galaxy

The following represents a reconciliation of beginning and ending stores and square footage for the periods indicated:

Store Count:

	Fiscal 2020			Fiscal 2019
	DICK'S Sporting Goods	Specialty Concept Stores (1)	Total	DICK'S Sporting Goods	Specialty Concept Stores (1)	Total
Beginning stores	726	124	850	729	130	859
Q1 New stores	1	2	3	—	1	1
Closed stores	1	1	2	2	—	2
Ending stores	726	125	851	727	131	858

Relocated stores	3	1	4	1	—	1

Square Footage:
(in millions)

	DICK'S Sporting Goods	Specialty Concept Stores (1)	Total (2)
Q1 2019	38.6	3.7	42.2
Q2 2019	38.6	3.7	42.3
Q3 2019	38.8	3.4	42.2
Q4 2019	38.5	3.4	41.8
Q1 2020	38.4	3.4	41.8

(1) Includes the Company's Golf Galaxy, Field & Stream and clearance stores. In some markets the Company operates DICK'S Sporting Goods stores adjacent to its specialty concept stores on the same property with a pass-through for customers. The Company refers to this format as a "combo store" and includes combo store openings within both the DICK'S Sporting Goods and specialty concept store reconciliations, as applicable. As of May 2, 2020, the Company operated 26 combo stores.

(2)  Column may not add due to rounding.

DICK'S SPORTING GOODS, INC.
GAAP to NON-GAAP RECONCILIATIONS - UNAUDITED
(in thousands, except per share amounts)

Non-GAAP Net Income and Earnings Per Share Reconciliation

	13 Weeks Ended May 4, 2019

	Selling, general and administrative expenses	Income before income taxes	Net income (3)	Earnings per diluted share
GAAP Basis	$487,158	$79,730	$57,525	$0.61
% of Net Sales	25.36%	4.15%	3.00%
Non-cash asset impairment (1)	(7,623)	7,623	5,641
Litigation contingency settlement (2)	6,411	(6,411)	(4,744)
Non-GAAP Basis	$485,946	$80,942	$58,422	$0.62
% of Net Sales	25.30%	4.21%	3.04%

(1)Non-cash impairment charge to reduce the carrying value of a corporate aircraft held for sale to its fair market value.
(2)Settlement of a previously accrued litigation contingency.
(3)The provision for income taxes for Non-GAAP adjustments was calculated at 26%, which approximated the Company's blended tax rate.

Reconciliation of Gross Capital Expenditures to Net Capital Expenditures

The following table represents a reconciliation of the Company's gross capital expenditures to its capital expenditures, net of tenant allowances.

	13 Weeks Ended
	May 2, 2020	May 4, 2019
Gross capital expenditures	$(59,591)	$(46,882)
Proceeds from sale-leaseback transactions	—	—
Deferred construction allowances	8,638	16,387
Construction allowance receipts	—	—
Net capital expenditures	$(50,953)	$(30,495)